Exhibit 10.4

AGREEMENT

This Agreement (this “Agreement”), dated as of September 1, 2020, is entered into by and among Eagle Equity Partners II, LLC, a Delaware limited liability company (the “Sponsor”) and Skillz Inc. (the “Company”).

RECITALS

WHEREAS, concurrently herewith, Flying Eagle Acquisition Corp., the Company, FEAC Merger Sub Inc. and Andrew Paradise, solely in his capacity as the stockholder representative, are entering into an Agreement and Plan of Merger (as amended, supplemented, restated or otherwise modified from time to time, the “Merger Agreement”; capitalized terms used but not otherwise defined in this Agreement shall have the meanings ascribed to them in the Merger Agreement), pursuant to which (and subject to the terms and conditions set forth therein) Merger Sub will merge with and into the Company, with the Company surviving the merger (the “Merger”);

WHEREAS, the Sponsor is currently the record owner of 17,190,000 outstanding Sponsor Shares and 10,033,333 outstanding Acquiror Private Placement Warrants (the Sponsor Shares and Acquiror Private Placement Warrants owned by the Sponsor, together with any additional shares of Acquiror Common Stock or Sponsor Shares (or any securities convertible into or exercisable or exchangeable for Acquiror Common Stock or Sponsor Shares) in which the Sponsor acquires record or beneficial ownership after the date hereof, including by purchase, as a result of a stock dividend, stock split, recapitalization, combination, reclassification, exchange or change of such shares, or upon exercise or conversion of any securities, the “Covered Shares”).

WHEREAS, as a condition and inducement to the willingness of the Company to enter into the Merger Agreement, the Company and the Sponsor are entering into this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the Sponsor and the Company agree as follows:

1.            Agreement to Vote. Subject to the earlier termination of this Agreement in accordance with Section 21 and the last paragraph of this Section 1, the Sponsor, solely in its capacity as a stockholder of Acquiror, irrevocably and unconditionally agrees that, at the Special Meeting, at any other meeting of the stockholders of the Acquiror (whether annual or special and whether or not an adjourned or postponed meeting, however called and including any adjournment or postponement thereof) and in connection with any written consent of the stockholders of the Acquiror, the Sponsor shall, and shall cause any other holder of record of any of the Sponsor's Covered Shares to:

(a)            when such meeting is held, appear at such meeting or otherwise cause the Sponsor’s Covered Shares to be counted as present thereat for the purpose of establishing a quorum;

(b)            vote (or execute and return an action by written consent), or cause to be voted at such meeting (or validly execute and return and cause such consent to be granted with respect to), all of the Sponsor’s Covered Shares owned as of the record date for such meeting (or the date that any written consent is executed by the Sponsor) in favor of each Proposal and any other matters necessary or reasonably requested by the Company for consummation of the Merger and the other transactions contemplated by the Merger Agreement; and

(c)            vote (or execute and return an action by written consent), or cause to be voted at such meeting (or validly execute and return and cause such consent to be granted with respect to), all of the Sponsor’s Covered Shares against any Acquiror Business Combination Proposal (as defined below) and any other action that would reasonably be expected to materially impede, interfere with, delay, postpone or adversely affect the Merger or any of the other transactions contemplated by the Merger Agreement or result in a breach of any covenant, representation or warranty or other obligation or agreement of the Acquiror under the Merger Agreement or result in a breach of any covenant, representation or warranty or other obligation or agreement of the Sponsor contained in this Agreement.

The obligations of the Sponsor specified in this Section 1 shall apply whether or not the Merger or any action described above is recommended by the Acquiror Board or the Acquiror Board previously recommended the Merger but changed such recommendation.

2.            No Inconsistent Agreements. The Sponsor hereby covenants and agrees that the Sponsor shall not, at any time prior to the Termination Date, (i) enter into any voting agreement or voting trust with respect to any of the Sponsor’s Covered Shares that is inconsistent with the Sponsor’s obligations pursuant to this Agreement, (ii) grant a proxy or power of attorney with respect to any of the Covered Shares that is inconsistent with the Sponsor’s obligations pursuant to this Agreement, or (iii) enter into any agreement or undertaking that is otherwise inconsistent with, or would interfere with, or prohibit or prevent it from satisfying, its obligations pursuant to this Agreement.

3.            Representations and Warranties of the Sponsor. The Sponsor hereby represents and warrants to the Company as follows:

(a)            The Sponsor is the only record and a beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act) of, and has good, valid and marketable title to, the Covered Shares, free and clear of Liens other than as created by this Agreement or the organizational documents of the Acquiror (including, for the purposes hereof, any agreement between or among stockholders of the Acquiror). As of the date hereof, other than the Covered Shares, the Sponsor does not own beneficially or of record any shares of capital stock of Acquiror (or any securities convertible into shares of capital stock of the Acquiror) or any interest therein.

(b)            The Sponsor (i) except as provided in this Agreement, has full voting power, full power of disposition and full power to issue instructions with respect to the matters set forth herein, in each case, with respect to the Covered Shares, (ii) has not entered into any voting agreement or voting trust with respect to any of the Covered Shares that is inconsistent with the Sponsor’s obligations pursuant to this Agreement, (iii) has not granted a proxy or power of attorney with respect to any of the Sponsor’s Covered Shares that is inconsistent with the Sponsor’s obligations pursuant to this Agreement and (iv) has not entered into any agreement or undertaking that is otherwise inconsistent with, or would interfere with, or prohibit or prevent it from satisfying, its obligations pursuant to this Agreement.

(c)            The Sponsor (i) is a legal entity duly organized, validly existing and, to the extent such concept is applicable, in good standing under the Laws of the jurisdiction of its organization, and (ii) has all requisite limited liability company or other power and authority and has taken all limited liability company or other action necessary in order to, execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Sponsor and constitutes a valid and binding agreement of the Sponsor enforceable against the Sponsor in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

(d)            Other than the filings, notices and reports pursuant to, in compliance with or required to be made under the Exchange Act, no filings, notices, reports, consents, registrations, approvals, permits, waivers, expirations of waiting periods or authorizations are required to be obtained by the Sponsor from, or to be given by the Sponsor to, or be made by the Sponsor with, any Governmental Authority in connection with the execution, delivery and performance by the Sponsor of this Agreement, the consummation of the transactions contemplated hereby or the Merger and the other transactions contemplated by the Merger Agreement.

(e)            The execution, delivery and performance of this Agreement by the Sponsor does not, and the consummation of the transactions contemplated hereby or the Merger and the other transactions contemplated by the Merger Agreement will not, constitute or result in (i) a breach or violation of, or a default under, the limited liability company agreement or similar governing documents of the Sponsor, (ii) with or without notice, lapse of time or both, a breach or violation of, a termination (or right of termination) of or a default under, the loss of any benefit under, the creation, modification or acceleration of any obligations under or the creation of a Lien on any of the properties, rights or assets of the Sponsor pursuant to any Contract binding upon the Sponsor or, assuming (solely with respect to performance of this Agreement and the transactions contemplated hereby), compliance with the matters referred to in Section 3(d), under any applicable Law to which the Sponsor is subject or (iii) any change in the rights or obligations of any party under any Contract legally binding upon the Sponsor, except, in the case of clause (ii) or (iii) directly above, for any such breach, violation, termination, default, creation, acceleration or change that would not, individually or in the aggregate, reasonably be expected to prevent or materially delay or impair the Sponsor’s ability to perform its obligations hereunder or to consummate the transactions contemplated hereby, the consummation of the Merger or the other transactions contemplated by the Merger Agreement.

(f)            As of the date of this Agreement, there is no action, proceeding or investigation pending against the Sponsor or, to the knowledge of the Sponsor, threatened against the Sponsor that questions the beneficial or record ownership of the Covered Shares, the validity of this Agreement or the performance by the Sponsor of its obligations under this Agreement.

(g)            Neither the Sponsor nor any of its Affiliates has ever been suspended or expelled from membership in any securities or commodities exchange or association or had a securities or commodities license or registration denied, suspended or revoked.

(h)            Neither the Sponsor nor any Affiliate of the Sponsor, nor any director or officer of the Sponsor or Acquiror, shall receive (or be entitled to receive) from Acquiror, PubCo or the Company any finder’s fee, reimbursement, consulting fee, monies or consideration in the form of equity in respect of any repayment of a loan or other compensation prior to, or in connection with, any services rendered in order to effectuate the consummation of the Acquiror’s initial Business Combination (regardless of the type of transaction that it is, but including, for the avoidance of doubt, the Merger).

(i)            The Sponsor understands and acknowledges that the Company is entering into the Merger Agreement in reliance upon the Sponsor’s execution and delivery of this Agreement and the representations, warranties, covenants and other agreements of the Sponsor contained herein.

4.            Certain Covenants of the Sponsor. The Sponsor hereby covenants and agrees as follows:

(a)            No Solicitation. Prior to the Termination Date, the Sponsor agrees not to, directly or indirectly, (i) solicit, initiate or knowingly encourage or facilitate any inquiry, proposal or offer which constitutes, or could reasonably be expected to lead to, a Business Combination proposal other than with the Company, its shareholders and their respective Affiliates and Representatives, in each case, in their capacity as such (such Business Combination proposal other than with the Company, its shareholders and their respective Affiliates and Representatives, an “Acquiror Business Combination Proposal”), (ii) participate in any discussions or negotiations regarding, or furnish or receive to or from any Person (other than Merger Sub, the Company, the Company’s Affiliates and their respective Representatives) any nonpublic information relating to the Acquiror and its Subsidiaries, in connection with any Acquiror Business Combination Proposal, (iii) approve or recommend, or make any public statement approving or recommending, an Acquiror Business Combination Proposal, (iv) enter into any letter of intent, merger agreement or other similar agreement providing for an Acquiror Business Combination Proposal, (v) make, or in any manner participate in a “solicitation” (as such term is used in the rules of the SEC) of proxies or powers of attorney or similar rights to vote, or seek to advise or influence any Person with respect to the voting of Acquiror Common Stock or Sponsor Shares intending to facilitate any Acquiror Business Combination Proposal or cause any holder of shares of Acquiror Common Stock or Sponsor Shares not to vote to adopt the Merger Agreement and approve the Merger or any of the other transactions contemplated thereby, (vi) become a member of a “group” (as such term is used in Section 13(d) of the Exchange Act) with respect to any voting securities of the Acquiror that takes any action in support of an Acquiror Business Combination Proposal or (vii) otherwise resolve or agree to do any of the foregoing. The Sponsor shall promptly (and in any event within 48 hours) notify the Company after receipt by the Sponsor of any Acquiror Business Combination Proposal, any inquiry or proposal that would reasonably be expected to lead to an Acquiror Business Combination Proposal or any inquiry or request for nonpublic information relating to the Acquiror and its Subsidiaries by any Person who has made or would reasonably be expected to make an Acquiror Business Combination Proposal. Thereafter, the Sponsor shall keep the Company reasonably informed, on a prompt basis (and in any event within 48 hours), regarding any material changes to the status and material terms of any such proposal or offer. The Sponsor agrees that, following the date hereof, it and its Representatives shall cease and cause to be terminated any existing activities, solicitations, discussions or negotiations by the Sponsor or its Representatives with any parties conducted heretofore with respect to any Acquiror Business Combination Proposal. Notwithstanding anything in this Agreement to the contrary, (i) the Sponsor shall not be responsible for the actions of Acquiror or its Board of Directors (or any committee thereof), any Subsidiary of Acquiror, or any officers, directors (in their capacity as such), employees and professional advisors of any of the foregoing (the “Acquiror Related Parties”), including with respect to any of the matters contemplated by this Section 4(a), (ii) the Sponsor makes no representations or warranties with respect to the actions of any of the Acquiror Related Parties, and (iii) any breach by Acquiror of its obligations under Section 7.08 of the Merger Agreement shall not be considered a breach of this Section 4(a) (it being understood for the avoidance of doubt that the Sponsor shall remain responsible for any breach by it or its Representatives (other than any such Representative that is a Acquiror Related Party) of this Section 4(a)).

(b)            Support of the Merger. Prior to the Termination Date, the Sponsor shall use reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary to consummate the Merger and the other transactions contemplated by the Merger Agreement on the terms and subject to the conditions set forth therein and shall not take any action that would reasonably be expected to materially delay or prevent the satisfaction of any of the conditions to the Merger set forth in Article IX of the Merger Agreement.

(c)            Waiver of Anti-Dilution Protections. The Sponsor hereby irrevocably and unconditionally (but subject to the consummation of the Merger) (x) agrees that pursuant to Section 4.3(b)(i) of the Certificate of Incorporation the Sponsor Shares held by it shall convert into shares of Acquiror Class A Common Stock at the Initial Conversion Ratio (as such term is defined in the Certificate of Incorporation) (as adjusted to account for any subdivision (by stock split, subdivision, exchange, stock dividend, reclassification, recapitalization or otherwise) or combination (by reverse stock split, exchange, reclassification, recapitalization or otherwise) or similar reclassification or recapitalization of the outstanding shares of shares of Acquiror Class A Common Stock) and (y) waives any adjustment to the Initial Conversion Ratio to which it would otherwise be entitled pursuant to Section 4.3(b)(ii) of the Certificate of Incorporation. The Sponsor further agrees not to redeem any Sponsor Shares or shares of Acquiror Class A Common Stock received upon the conversion of such Sponsor Shares and not to commence or participate in, and to take all actions necessary to opt out of any class in any class action with respect to, any claim, derivative or otherwise, against the Acquiror, the Company, any affiliate or designee of the Sponsor acting in his or her capacity as director or any of their respective successors and assigns relating to the negotiation, execution or delivery of this Agreement, the Merger Agreement or the consummation of the transactions contemplated hereby and thereby.

(d)            Pre-Closing Transfer Restrictions. Prior to the Termination Date, the Sponsor hereby agrees not to, directly or indirectly, (i) sell, transfer, pledge, encumber, assign, hedge, swap, convert or otherwise dispose of (including by merger (including by conversion into securities or other consideration), by tendering into any tender or exchange offer, by testamentary disposition, by operation of Law or otherwise), either voluntarily or involuntarily (collectively, “Transfer”), or enter into any Contract or option with respect to the Transfer of, any of the Sponsor’s Covered Shares, or (ii) take any action that would make any representation or warranty of the Sponsor contained herein untrue or incorrect or have the effect of preventing or disabling the Sponsor from performing its obligations under this Agreement; provided, however, that nothing herein shall prohibit a Transfer or forfeiture that is or has been agreed upon by the Company in writing (including pursuant to the terms of this Agreement and the Merger Agreement) .

(e)            Non-Redemption Agreements. Unless otherwise approved in writing by the Company (such approval not to be unreasonably withheld, conditioned or delayed), the Sponsor shall not permit any amendment or modification to be made to, or any waiver (in whole or in part) of, or provide consent to (including consent to termination) any provision or remedy under, or any replacement of, any Non-Redemption Agreement. The Sponsor shall take, or cause to be taken, all actions and do, or cause to be done, all things necessary to satisfy, in all material respects on a timely basis, all conditions and covenants applicable to the Sponsor in connection with the entry into each Non-Redemption Agreement and otherwise comply with its obligations in connection therewith and to enforce its rights under each Non-Redemption Agreement. Without limiting the generality of the foregoing, the Sponsor shall give the Company prompt written notice of: (A) any breach or default (or any event or circumstance that, with or without notice, lapse of time or both, could give rise to any breach or default) by a party to any Non-Redemption Agreement, and (B) the receipt of any written notice or other written communication from any other party to the Non-Redemption Agreement with respect to any actual, potential, threatened or claimed expiration, lapse, withdrawal, breach, default, termination or repudiation by any party under any such Non-Redemption Agreement or any provisions of any such Non-Redemption Agreement.

(f)            Earnout Shares. At the Closing, the Sponsor agrees to execute and deliver a counterpart signature page to the Earnout Escrow Agreement and to deposit the Earnout Shares into the Earnout Escrow Account. The Sponsor acknowledges and agrees that the Earnout Shares will be subject to the vesting and forfeiture conditions set forth in Section 3.07 of the Merger Agreement and agrees to be bound by such terms as though it were party thereto.

(g)            Sponsor Forfeiture. At the Closing, the Sponsor hereby agrees to take all necessary actions to forfeit and cause to be cancelled: (i) 899,797 Sponsor Shares, and (ii) 5,016,667 Acquiror Private Placement Warrants.

(h)            Acquiror Copy. The Sponsor hereby authorizes Acquiror to maintain a copy of this Agreement at either the executive office or the registered office of Acquiror.

5.            Further Assurances. From time to time, at the Company’s request and without further consideration, the Sponsor shall execute and deliver such additional documents and take all such further action as may be reasonably necessary or reasonably requested to effect the actions and consummate the transactions contemplated by this Agreement. The Sponsor further agrees not to commence or participate in, and to take all actions necessary to opt out of any class in any class action with respect to, any action or claim, derivative or otherwise, against the Acquiror, Acquiror’s Affiliates, the Company or the Company’s Affiliates or any of their respective successors and assigns challenging the transactions contemplated by this Agreement or the Merger Agreement.

6.            Disclosure. The Sponsor hereby authorizes the Company and Acquiror to publish and disclose in any announcement or disclosure required by the SEC the Stockholder’s identity and ownership of the Covered Shares and the nature of the Stockholder’s obligations under this Agreement; provided, that prior to any such publication or disclosure the Company and Acquiror have provided the Sponsor with an opportunity to review and comment upon such announcement or disclosure, which comments the Company and Acquiror will consider in good faith.

7.            Changes in Capital Stock. In the event of a stock split, stock dividend or distribution, or any change in the Company’s capital stock by reason of any split-up, reverse stock split, recapitalization, combination, reclassification, exchange of shares or the like, equitable adjustment shall be made to the provisions of this Agreement (including with respect to the nature and number of equity interests covered by the terms “Covered Shares,” “Sponsor Shares” and “Acquiror Private Placement Warrants”) as may be required so that the intended rights, privileges, duties and obligations hereunder shall be given full effect.

8.            Amendment and Modification. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing signed by the Sponsor and the Company.

9.            Waiver. No failure or delay by any party hereto exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies of the parties hereto hereunder are cumulative and are not exclusive of any rights or remedies which they would otherwise have hereunder. Any agreement on the part of a party hereto to any such waiver shall be valid only if set forth in a written instrument executed and delivered by such party.

10.            Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, by email (with confirmation of receipt) or sent by a nationally recognized overnight courier service, such as Federal Express, to the parties hereto at the following addresses (or at such other address for a party as shall be specified by like notice made pursuant to this Section 10):

if to the Company, to it at:

Attention: Charlotte Edelman, VP of Legal

Email: cedelman@skillz.com

legal@skillz.com

with a copy (which shall not constitute notice) to:

Winston & Strawn LLP

1901 L Street N.W.

Washington, D.C. 20036

Attn: Christopher Zochowski

Steve Gavin

Kyle Gann

Facsimile No.: (202) 282-5100

Email: czochowski@winston.com

sgavin@winston.com

kgann@winston.com

if to the Sponsor, to it at:

2121 Avenue of the Stars, Suite 2300

Los Angeles, CA 90067

Attention: Eli Baker

E-mail: elibaker@geacq.com

11.            No Ownership Interest. Until the Closing, nothing contained in this Agreement shall be deemed to vest in the Company any direct or indirect ownership or incidence of ownership of or with respect to the Covered Shares of the Sponsor. Until the Closing, all rights, ownership and economic benefits of and relating to the Covered Shares of the Sponsor shall remain vested in and belong to the Sponsor.

12.            Entire Agreement. This Agreement and the Merger Agreement constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, between the parties hereto with respect to the subject matter hereof and thereof.

13.            No Third-Party Beneficiaries. The Sponsor hereby agrees that its representations, warranties and covenants set forth herein are solely for the benefit of the Company in accordance with and subject to the terms of this Agreement, and this Agreement is not intended to, and does not, confer upon any Person other than the parties hereto any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein, and the parties hereto hereby further agree that this Agreement may only be enforced against, and any Action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement may only be made against, the Persons expressly named as parties hereto; provided, that the Acquiror shall be an express third party beneficiary with respect to Section 3 and Section 4 hereof.

14.            Governing Law and Venue; Service of Process; Waiver of Jury Trial.

(a)            This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to conflicts of laws principles or rules to the extent such principles or rules are not mandatorily applicable and would require or permit the application of the Law of any jurisdiction other than the State of Delaware.

(b)            In addition, each of the parties (i) consents to submit itself, and hereby submits itself, to the personal jurisdiction of the Court of Chancery of the State of Delaware or, if such court does not have subject matter jurisdiction, any state or federal court located in the State of Delaware having subject matter jurisdiction, in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and agrees not to plead or claim any objection to the laying of venue in any such court or that any judicial proceeding in any such court has been brought in an inconvenient forum, (iii) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the Court of Chancery of the State of Delaware or, if such court does not have subject matter jurisdiction, any state or federal court located in the State of Delaware having subject matter jurisdiction, and (iv) consents to service of process being made through the notice procedures set forth in Section 10.

(c)            EACH OF THE PARTIES HEREBY KNOWINGLY, INTENTIONALLY AND VOLUNTARILY IRREVOCABLY WAIVES ANY AND ALL RIGHTS TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

15.            Assignment; Successors. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto in whole or in part (whether by operation of Law or otherwise) without the prior written consent of the other party, and any such assignment without such consent shall be null and void. This Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns.

16.            Enforcement. The rights and remedies of the parties shall be cumulative with and not exclusive of any other remedy conferred hereby. The parties agree that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, including the Sponsor’s obligations to vote its Covered Shares as provided in this Agreement, in the Court of Chancery of the State of Delaware or, if under applicable law exclusive jurisdiction over such matter is vested in the federal courts, any state or federal court located in the State of Delaware, without proof of actual damages or otherwise (and each party hereby waives any requirement for the securing or posting of any bond in connection with such remedy), this being in addition to any other remedy to which they are entitled at law or in equity.

17.            Severability. If any term or other provision of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms and provisions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated, so long as the economic and legal substance of the transactions contemplated hereby, taken as a whole, are not affected in a manner materially adverse to any party hereto. Upon such a determination, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties hereto as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

18.            Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, it being understood that each party need not sign the same counterpart. This Agreement shall become effective when each party shall have received a counterpart hereof signed by all of the other parties. Signatures delivered electronically or by facsimile shall be deemed to be original signatures.

19.            Interpretation and Construction. The words “hereof,” “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The descriptive headings used herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement. References to Sections are to Sections of this Agreement unless otherwise specified. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. The definitions contained in this Agreement are applicable to the masculine as well as to the feminine and neuter genders of such term. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation,” whether or not they are in fact followed by those words or words of like import. “Writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any statute shall be deemed to refer to such statute and to any rules or regulations promulgated thereunder. References to any person include the successors and permitted assigns of that person. References from or through any date mean, unless otherwise specified, from and including such date or through and including such date, respectively. In the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the Parties, and no presumption or burden of proof will arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.

20.            Defined Terms. As used herein, “Sponsor Shares” shall mean the shares held by Sponsor of Acquiror Class B Common Stock, par value $0.0001 per share, and the shares of PubCo Common Stock issuable upon conversion of such shares in connection with the Closing.

21.            Termination. This Agreement shall terminate upon the earliest of (i) the Effective Time (which, for the avoidance of doubt shall be deemed to occur following the performance of the covenants set forth in Sections 4(c) 4(f) and 4(g)), (ii) the termination of the Merger Agreement in accordance with its terms, and (iii) the time this Agreement is terminated upon the mutual written agreement of the Company and the Sponsor (the earliest such date under clause (i), (ii) and (iii) being referred to herein as the “Termination Date”); provided, that the provisions set forth in Sections 9 through 19 shall survive the termination of this Agreement; provided further, that no party hereto shall be relieved from any liability to the other party hereto resulting from a Willful Breach. For purposes of this Agreement, “Willful Breach” means, with respect to any agreement, a party’s knowing and intentional material breach of any of its representations or warranties as set forth in such agreement, or such party’s material breach of any of its covenants or other agreements set forth in such agreement, which material breach constitutes, or is a consequence of, a purposeful act or failure to act by such party with the knowledge that the taking of such act or failure to take such act would cause a material breach of such agreement.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed (where applicable, by their respective officers or other authorized Persons thereunto duly authorized) as of the date first written above.

Eagle Equity Partners II, LLC

By:	/s/ Eli Baker
Name: Eli Baker
Title: Managing Member

SKILLZ INC.

By:	/s/ Andrew Paradise
Name: Andrew Paradise
Title: CEO